Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

HOUSTON, TX, February 21, 2012 - Stage Stores, Inc. (NYSE: SSI) announced that, effective today, Ralph Scozzafava, 53, was appointed to the Company’s Board of Directors.  His appointment brings the Board’s membership to eight Directors.  Mr. Scozzafava has been named to serve on the Board’s Corporate Governance and Nominating Committee and Compensation Committee.

Since January 2008, Mr. Scozzafava has served as Chief Executive Officer of Furniture Brands International, Inc., and has served as Chairman of their Board of Directors since May 2008.  Furniture Brands International ranks as one of the top US makers of residential furniture.  Its subsidiaries offer a line-up of nationally recognized brands, including Broyhill, Lane, Thomasville and Drexel Heritage, among others.  Prior to joining Furniture Brands International, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company from 2001 to 2007, and at Campbell Soup Company from 1996 to 2000, where he held various senior executive level positions.  Mr. Scozzafava began his professional career in 1982 at Warner Lambert.

Andy Hall, President and Chief Executive Officer, commented, “We are extremely pleased to welcome Ralph to our Company’s Board of Directors.  Through his various executive leadership roles, Ralph has gained a strong background in operations and consumer goods, with extensive experience in strategic planning.  His experience, leadership skills and successful track record will make him an outstanding addition to our Board and to the committees on which he will serve.”

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 816 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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